Exhibit 10.26


             STOCKHOLDERS AGREEMENT


          This Stockholders Agreement (this
"Agreement") is made as of September 1, 1996 by and among McWhorter Technologies AB, a corporation organized under the laws of Sweden
(the "Company"), McWhorter Technologies, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. ("McWhorter"), AB
Wilh. Becker, a corporation organized under the laws of Sweden ("Becker"), and Tikkurila Oy, a corporation organized under the laws of Finland
("Tikkurila"). McWhorter, Becker, and Tikkurila are hereinafter sometimes collectively referred to, together with their respective subsidiaries, as "Stockholders".

          Prior hereto, the Company was
organized as a wholly-owned subsidiary of Becker as an inactive shelf company. Thereafter, the Company acquired all of the capital stock of McWhorter Technologies Limited, a corporation organized under the laws of England ("McWhorter
England"), and of McWhorter Technologies Oy, a corporation organized under the laws of Finland
("McWhorter Finland"). Thereafter, the Company issued to each of Tikkurila, Becker, and McWhorter 360,000 shares of its capital stock in exchange for 36 million SEK from each such company. Thereafter, the Company contributed 20 million SEK to each of McWhorter Finland and McWhorter England in respect of its share capital. Thereafter, (i) the Company acquired substantially all of the assets of the resin business of Soab AB, a corporation organized under the laws of Sweden and a wholly-owned subsidiary of Becker ("Soab AB"), located in Molndal, Sweden in exchange for 35 million SEK in cash and an obligation to pay an additional amount of 52 million SEK with interest, (ii)
McWhorter Finland acquired (x) substantially all of the assets of the resin business of Tikkurila located in Vantaa, Finland in exchange for 33 million SEK in cash and an obligation to pay an additional amount of 29 million SEK with interest and (y) certain intellectual property of Kemira Coatings Limited, a corporation organized under the laws of England and a wholly-owned subsidiary of Tikkurila ("Kemira
Coatings") in exchange for an obligation to pay
20 million SEK, and (iii) McWhorter England acquired substantially all of the assets of the resin business of Kemira Coatings located in Bury, England in exchange for 10 million SEK in cash and an obligation to pay an additional amount of 15.3 million SEK with interest. The amounts set forth in this paragraph are represented in "SEK" but may be paid in other currency.

          Concurrent with the execution of
this Agreement the parties and others are executing those agreements set forth in paragraph 8 below.

          The Company and the Stockholders
desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors
(the "Board"), (ii) assuring continuity in the management and ownership of the Company, (iii) limiting the manner and terms by which the Stockholders' capital stock of the Company may be transferred, and (iv) providing for the noncompetition by the Stockholders with the Company.

          NOW, THEREFORE, in consideration of
the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

          1.   Board of Directors.

          (a)  From and after the Closing (as
defined in the Purchase Agreement) and until the provisions of this paragraph 1 cease to be effective, each Stockholder shall vote all of its Stockholder Shares (as defined below) and shall take all other necessary or desirable actions within its control, and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

               (i)  the authorized number of
directors on the Board shall be established at six directors plus an additional number of directors sufficient to satisfy statutorily required directorships;

               (ii) two representatives
designated by each Stockholder shall be elected to the Board; provided, however, that in the event McWhorter owns a majority of the capital stock of the Company, each of Tikkurila and Becker shall (provided each owns at least 10% of the outstanding shares of capital stock of the Company) designate one representative to be elected to the Board and McWhorter shall designate four representatives to be elected to the Board;

               (iii) the composition of the
board of directors of each of the Company's subsidiaries (a "Sub Board") with respect to the Stockholder's nominees shall be the same as that of the Board;

               (iv) the Chairman of the
Board shall be designated by McWhorter and the Chairman of the Board shall cast the deciding vote in event of a tie in a vote by the Board;

               (v)  the removal from the
Board or a Sub Board (with or without cause) of any representative designated by a

Stockholder hereunder shall be at the written request of the Stockholder making such designation; and

               (vi) in the event that any
representative designated by a Stockholder hereunder for any reason ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the Stockholder making such designation.

          (b)  The Company shall pay the
reasonable out-of-pocket expenses incurred by each director designated by a Stockholder in connection with attending the meetings of the Board, any Sub Board and any committee thereof.

          (c)  If any party fails to
designate a representative to fill a
directorship pursuant to the terms of this paragraph 1, the election of a person to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

          (d)  "Stockholder Shares" means (i)
any shares of any class or series of capital stock of the Company purchased or otherwise acquired by any Stockholder, (ii) any equity securities issued or issuable directly or indirectly with respect to the capital stock of the Company by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iii) any securities or instruments that may be converted into or exchangeable for any equity securities.

          1A.  Stockholder Policy.  The
Stockholders shall adopt an initial policy of causing the Company to distribute to the Stockholders 30% of the Company's annual net income; provided, however, that the Stockholders may revise such policy at their discretion.

          2.   Transfer and Issuance of
Stockholder Shares.

          (a)  Transfer of Stockholder
Shares. No Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (a
"Transfer") any interest in any Stockholder
Shares except pursuant to the provisions of this paragraph 2. Each Stockholder agrees not to consummate any Transfer until 60 days after the later of the delivery to the Company and the other Stockholders of such Stockholder's Offer
Notice, unless the parties to the Transfer have been finally determined pursuant to this paragraph 2 prior to the expiration of such 60-day period (the "Election Period").

          (b)  First Offer Right.  At least
60 days prior to making any Transfer of any Stockholder Shares, the transferring Stockholder
(the "Transferring Stockholder") shall deliver a written notice (the "Offer Notice") to the Company and the other Stockholders (the "Other
Stockholders"). The Offer Notice shall disclose in reasonable detail the proposed number of Stockholder Shares to be transferred and the proposed terms and conditions of the Transfer.
McWhorter may elect to purchase all or a portion of the Stockholder Shares specified in the Offer
Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder and the Other Stockholders as soon as practical but in any event within 30 days after the delivery of the Offer Notice. If McWhorter has not elected to purchase all of the Stockholder Shares within such 30-day period, each Other Stockholder may elect to purchase all (but not less than all) of its Pro Rata Share (as defined below) of the Stockholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder as soon as practical but in any event within 45 days after delivery of the Offer Notice. Any Stockholder
Shares not elected to be purchased by the end of such 45-day period shall be reoffered for the 15- day period prior to the expiration of the Election Period by the Transferring Stockholder on a pro rata basis to the Other Stockholders who have elected to purchase their Pro Rata
Share. If McWhorter or any Other Stockholders have elected to purchase Stockholder Shares from the Transferring Stockholder, the transfer of such shares shall be consummated as soon as practical after the delivery of the election notices, but in any event within 90 days after the expiration of the Election Period. To the extent that McWhorter and the Other Stockholders have not elected to purchase all of the Stockholder Shares being offered, the
Transferring Stockholder may, within 180 days after the expiration of the Election Period and subject to the provisions of subparagraph (c) below, transfer such Stockholder Shares to one or more third parties at a price no less than the price per share specified in the Offer
Notice and on other terms no more favorable to the transferees than offered to McWhorter and the Other Stockholders in the Offer Notice. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or in installments over time.
Each Stockholder's "Pro Rata Share" shall be based upon such Stockholder's proportionate ownership of all Stockholder Shares on a fully-diluted basis.

          (c)  Preemptive Right.  If the
Board members nominated by McWhorter, on behalf of the Stockholders, determine that the Company needs, requires, or desires additional capital for the purpose of major capital improvements, expansions, or acquisitions, the Stockholders shall authorize the issuance and sale to McWhorter of shares of capital stock in exchange therefor. Any issuances and sales of capital stock other than exclusively to McWhorter pursuant to the previous sentence shall be determined by all the Stockholders. In addition, if the Stockholders otherwise authorize the issuance or sale of any shares of capital stock, the Company shall first offer to sell McWhorter such shares of capital stock.
The number of shares of capital stock to be issued, if any, pursuant to this clause (c) by the Company shall be sufficient to cause
McWhorter's fully-diluted percentage ownership of the capital stock of the Company to be equal to (x) McWhorter's proportion of the Company's stockholders' equity, as set forth on the Company's most recent quarterly balance sheet, plus the fair market value of the amount of capital contributed by McWhorter (which in the case of acquisitions of ongoing business shall mean the total consideration paid or to be paid therefor), in cash or kind, divided by (y) the Company's stockholders' equity, as set forth on the Company's most recent quarterly balance sheet, plus the fair market value of the amount of capital contributed by McWhorter, in cash or kind; provided, however, that notwithstanding the foregoing, the Company shall use reasonable efforts to maintain a target ratio of stockholders' equity to total assets (each as set forth on a then current balance sheet of the Company) of not less than 40%.

          (d)  Sale of the Company.  If the
Board and holders of a majority of the shares of capital stock of the Company then outstanding approve the sale of the Company to an independent third party (whether by merger, consolidation, sale of all or substantially all of its assets, or sale of all or substantially all of the outstanding shares of capital stock)
(an "Approved Sale"), each Stockholder shall consent to, vote for, and raise no objections against the Approved Sale and, if the Approved
Sale is structured as a sale of stock, shall agree to sell all Stockholder Shares held by such Stockholder on the terms and conditions approved by the Board and the holders of a majority of the shares of capital stock of the Company then outstanding, and each Stockholder shall take all necessary and desirable actions in connection with the consummation of an Approved Sale. For purposes of this paragraph
2(d), an "independent third party" is any person who (i) alone or together with one or more other persons, does not own 5% or more of the outstanding shares of capital stock on a fully-diluted basis, and (ii) is not controlling, controlled by, or under common control with any owner of 5% or more of the outstanding shares of capital stock on a fully-diluted basis.

          (e)  Permitted Transfers.  The
restrictions contained in this paragraph 2 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder to any other person controlling, controlled by, or under common control with such

Stockholder (collectively referred to herein as "Permitted
Transferees"); provided that the restrictions contained in this paragraph 2 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred.

          3.   Legend.  Each certificate
evidencing Stockholder Shares and each
certificate issued in exchange for or upon the transfer of any Stockholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The securities represented by this
certificate are subject to a Stockholders
Agreement dated as of _________, among the issuer of such securities (the "Company") and the Company's stockholders. A copy of such Stockholders Agreement will be furnished without charge by the Company to the holder hereof upon written request."

          The Company shall imprint such
legend on certificates evidencing Stockholder
Shares outstanding prior to the date hereof.

          4.   Transfer.  Prior to
transferring any Stockholder Shares to any person or entity, the transferring Stockholder shall cause the prospective transferee to execute and deliver to the Company and the other
Stockholders a counterpart of this Agreement.

          5.   Put Arrangement.

          (a)  At any time during the Put
Exercise Period, each of Becker and Tikkurila shall have the right to require McWhorter to purchase all but not less than all of its Stockholder Shares at the Put Price by delivering a written notice to McWhorter (each, a "Put Notice"). The "Put Exercise Period" shall be the 180- day period following the date
McWhorter acquires a majority of the outstanding shares of capital stock of the Company on a fully-diluted basis.

          (b)  Upon the delivery of each Put
Notice, McWhorter, Becker, and Tikkurila shall in good faith promptly determine the Put Price as provided hereunder, and within 180 days after the Put Price has been determined, McWhorter will purchase and each of Becker and Tikkurila, as applicable, will sell its Stockholder Shares at a mutually agreeable time and place (the "Put
Closing").

          (c)  At the Put Closing, each of
Becker and Tikkurila, as applicable, shall deliver to McWhorter duly executed instruments transferring its Stockholder Shares to McWhorter against payment of the appropriate Put Price by cashier's or certified checks payable to each of Becker and Tikkurila or by wire transfer of immediately available funds to accounts designated by each of Becker and Tikkurila.

          (d)  The "Put Price" of each of
Becker's and Tikkurila's total number of Stockholder Shares to be purchased by McWhorter shall mean 5.5 multiplied by (x) one half of the Company's consolidated earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the preceding eight quarters as set forth on the Company's income statements relating to such quarters less long-term indebtedness, multiplied by (y) the percentage ownership of all Stockholder Shares owned on a fully-diluted basis by Becker and Tikkurila, respectively.

          (e)  The terms of this paragraph 5
are subject to the terms of paragraph 6(b) in the event a single capital contribution event causes either Becker or Tikkurila's percentage ownership of the capital stock of the Company to fall below 10%.

          6.   Call Arrangements.

          (a)  Fifth Anniversary.

               (i)  In the event McWhorter
owns less than a majority of the outstanding shares of capital stock on a fully-diluted basis on the fifth anniversary hereof, at any time during the Call Exercise Period, McWhorter shall have the right to purchase pro rata from Becker and Tikkurila a sufficient number of Stockholder
Shares held by Becker and Tikkurila at the Call
Price in order that following such purchase
McWhorter shall own 51% of the outstanding capital stock of the Company on a fully-diluted basis. McWhorter shall exercise its right by delivering written notice to Becker and Tikkurila (the "Call Notice"). Each "Call
Exercise Period" shall be the 180-day period following the fifth anniversary of the date hereof.

               (ii) Upon delivery of the
Call Notice, McWhorter, Becker, and Tikkurila shall in good faith promptly determine the Call
Price hereunder, and within 180 days after the Call Price has been determined, McWhorter will purchase and Becker and Tikkurila will sell the Stockholder Shares as set forth in the Call
Notice at a mutually agreeable time and place
(the "Call Closing").

               (iii) At the Call Closing,
each of Becker and Tikkurila, as applicable, shall deliver to McWhorter duly executed instruments transferring its Stockholder Shares to McWhorter, against payment of the appropriate
Call Price by
cashier's or certified checks payable to each of Becker and Tikkurila or by wire transfer of immediately available funds to accounts designated by each of Becker and Tikkurila.

               (iv) The "Call Price" of the
number of shares of each of Becker's and Tikkurila's Stockholder Shares to be purchased by McWhorter shall mean 6.5 multiplied by (x) one-half the Company's consolidated EBITDA for the preceding eight quarters as set forth on the Company's income statements relating to such quarters less long-term indebtedness, multiplied by (y) a percentage equal to the number of Stockholder Shares to be purchased by McWhorter pursuant to that Section 6(a) from Becker and Tikkurila, respectively, divided by the total number of Stockholder Shares outstanding.

          (b)  Supermajority.

               (i)  In the event either
Tikkurila or Becker owns 10% or less of the outstanding shares of capital stock of the Company, McWhorter shall have the right to purchase from each of Becker and Tikkurila all of its shares, and each of Becker and Tikkurila shall have the right to sell to McWhorter all of its shares, on the terms set forth in this paragraph 6(b) (the "Supermajority Put/Call").
McWhorter, on the one hand, and Tikkurila or Becker, on the other hand, shall exercise their rights by delivering written notice to the other parties hereto (the "Supermajority Put/Call
Notice").

               (ii)  Upon delivery of the
Supermajority Put/Call Notice, McWhorter,
Becker, and Tikkurila, as applicable, shall in good faith promptly determine the Supermajority
Put/Call Price hereunder, and within 180 days after the Supermajority Put/Call Price has been determined, McWhorter will purchase and Becker and Tikkurila will sell the Stockholder Shares as set forth in the Supermajority Put/Call
Notice at a mutually agreeable time and place
(the "Supermajority Put/Call Closing").

               (iii)  At the Supermajority
Put/Call Closing, each of Becker and Tikkurila, as applicable, shall deliver to McWhorter duly executed instruments transferring its
Stockholder Shares to McWhorter, against payment of the appropriate Supermajority Put/Call Price by cashier's or certified checks payable to each of Becker and Tikkurila or by wire transfer of immediately available funds to accounts designated by each of Becker and Tikkurila.

               (iv) The "Supermajority Put/Call Price" of each of Becker's and Tikkurila's Stockholder Shares to be purchased by McWhorter shall mean the sum of:

          with respect to the Stockholder
          Shares that cause Tikkurila or Becker to own no less than 10% of the outstanding capital stock of the Company, 6.0 multiplied by (x) one- half of the Company's consolidated EBITDA for the preceding eight quarters as set forth on the Company's income statements relating to such quarters less long-term indebtedness, multiplied by (y) the percentage ownership of all Stockholder Shares owned by Becker and Tikkurila, respectively; and

          with respect to the Stockholder
          Shares to be purchased and sold that cause either of Tikkurila or Becker to own less than 10% of the outstanding capital stock of the Company, 8.0 multiplied by (x) one-half of the Company's consolidated EBITDA for the preceding eight quarters as set forth on the Company's income statements relating to such quarters less long-term indebtedness, multiplied by (y) the percentage ownership of all Stockholder Shares owned by Becker and Tikkurila, respectively.

For example, if Becker and Tikkurila each own 12% of the outstanding capital stock of the Company, and additional capital is to be contributed by McWhorter (in exchange for the issuance to McWhorter of capital stock), and as a result Becker and Tikkurila's percentage ownership would fall to 8%, and Tikkurila, Becker or McWhorter choose to exercise the Supermajority Put/Call pursuant to this paragraph 6, then the multiple that would be used pursuant to the preceding clauses would be (i) 6.0 for the Stockholder Shares that caused each of Becker and Tikkurila's percentage ownership to fall from 12% to 10%, and (ii) 8.0 for the Stockholder Shares that caused each of Becker and Tikkurila's percentage ownership to fall from 10% to 8%.

          7. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

          8. Concurrent Agreements. Concurrently with the execution of this Agreement, the following agreements are being executed:

               a. the Asset Purchase Agreement by and between Kemira Coatings and McWhorter England, relating to certain Bury, England assets and liabilities,

               b.   the Asset Purchase Agreement by and
                    between Tikkurila and McWhorter Finland, relating to certain Vantaa, Finland assets and liabilities,

               c.   the Asset Purchase Agreement by and
                    among Becker, Soab AB, and the Company, relating to certain Molndal, Sweden assets and liabilities,

               d.   the Ground Lease and Purchase Option
                    Agreement by and between Tikkurila and the Company relating to the Vantaa, Finland real property,

               e. the Services Agreement by and between Tikkurila and McWhorter Finland relating to the Vantaa, Finland facility,

               f.   Lease granted by Kemira Coatings to
                    McWhorter England relating to the Bury, England real property and facility,

               g.   the Services Agreement by and
                    between Kemira Coatings and McWhorter England relating to the Bury, England real property and facility,

               h.   the Supply Agreement by and between
                    Tikkurila and McWhorter Finland,

               i.   the supply letter agreements by
                    Tikkurila, Becker and Kemira Coatings in favor of the Company,

               j.   Technology License Agreement by and
                    between McWhorter and the Company, relating to the licensing by the Company of certain of McWhorter's technologies, and

                k.   Technology License Agreement by and
                     among McWhorter, the Company, McWhorter Finland, and McWhorter England, relating to the licensing by McWhorter of all of the Company's, McWhorter Finland's, and McWhorter England's technologies.

          9. Noncompetition. Each Stockholder acknowledges and agrees with the Company that the Company would be irreparably damaged if such Stockholder were to become affiliated or otherwise involved with any person or entity competing with the Company or engaged in a similar business. Each such Stockholder accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the third anniversary of the date such Stockholder holds 10% or less of the outstanding shares of capital stock of the Company on a fully-diluted basis (the "Noncompetition Period"), such Stockholder will not, directly or indirectly, either for itself or for any other individual, corporation, partnership, joint venture, or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) in Europe which engages or which proposes to engage in the promotion, development, sale, distribution, or production of products sold by the resin businesses of Soab AB, Tikkurila, or Kemira Coatings on the date hereof. For purposes of this Agreement, the term "participate in" will mean having any direct or indirect interest in any corporation, partnership, joint venture, or other entity, whether as a stockholder, partner, joint venturer, creditor, or otherwise; provided however that the beneficial ownership of less than 10% of the fully-diluted equity of an entity shall not constitute "participation" for purposes of this paragraph 9.

          Each such Stockholder further covenants and agrees with the Company that during the Noncompetition Period in the event that such Stockholder acquires, directly or indirectly, any business or assets ("Competing Assets") which engage in Europe in the promotion, development, sale, distribution, or production of products sold by the resin businesses of Soab AB, Tikkurila, or Kemira Coatings on the date hereof, such Stockholder shall transfer such Competing Assets within 12 months of their acquisition to an independent third party, provided such Stockholder shall offer to sell any of such Competing Assets to the Company on the same terms and conditions as offered to third parties and the Company shall have the right of first refusal to purchase all or a portion of the Competing Assets on such terms and conditions.

          10. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by each of the Company and the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          12. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          13. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, seven days after deposit in the mail and three days after deposit with a reputable overnight courier service. The Company's address is:

               McWhorter Technologies AB
               Box 55
               S-431 21 Molndal, Sweden

          15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to any choice or conflict of law provision or rule (whether of Sweden or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Sweden. Any dispute in connection with this Agreement shall be finally settled by arbitration in Stockholm in accordance with the Rules of the Arbitration Institute of the Stockholm
Chamber of Commerce. The arbitral tribunal shall be composed of three members. The arbitration proceeding shall be conducted in the English language.

          16. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


McWHORTER TECHNOLOGIES AB

By:  /s/ Gary L. Kubera

Its:  Authorized Signatory



McWHORTER TECHNOLOGIES, INC.

By: /s/ Gary L. Kubera

Its: Vice President, Corporate Development



AB WILHELM BECKER

By: /s/ Magnus Lindstam

Its: Authorized Signatory



TIKKURILA OY

By: Jukka Riihimaki and Eero Katajavuor

Its: Authorized Signatories